SCHEDULE 14A INFORMATION

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PIMCO Income Opportunity Fund

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PIMCO Funds 650 Newport Center Drive Newport Beach, California 92660 (888) 877-4626

July 15, 2021

Subject:	PIMCO DYNAMIC INCOME FUND (“PDI”)

PIMCO INCOME OPPORTUNITY FUND (PKO”)

Dear Valued Shareholder:

We recently sent you information regarding the upcoming Special Meeting for the above-listed Funds scheduled for August 6, 2021. According to our records, you have not yet voted on the below proposals.

•

PIMCO DYNAMIC INCOME FUND (“PDI”) – shareholders are asked to approve the issuance of additional common shares of beneficial interest of PIMCO Dynamic Income Fund (“PDI”) to be issued to the common shareholders of PIMCO Income Opportunity Fund (“PKO”) and PIMCO Dynamic Credit and Mortgage Income Fund (“PCI”) in connection with the acquisition by PDI of all of the assets and liabilities of each of PKO and PCI.

•

PIMCO INCOME OPPORTUNITY FUND (“PKO”) – shareholders are asked to approve an Agreement and Plan of Reorganization pursuant to which PIMCO Income Opportunity Fund (“PKO”) would be reorganized with and into PIMCO Dynamic Income Fund (“PDI”).

If you don’t have the Proxy Statement we mailed previously, you can review it online at https://vote.proxyonline.com/PIMCOFunds/docs/PDI_PKO_PROXY.pdf.

We urge you to read the Joint Proxy Statement/Prospectus because it contains important information. You may also obtain a copy of the Proxy Statement/Prospectus for free at the Securities and Exchange Commission’s website.

We are working with AST Fund Solutions to manage the voting process. AST will begin calling shareholders to ensure the fund receives a sufficient number of votes on the proposals. To avoid receiving calls on this matter, please vote as soon as possible.

Voting is fast and easy using one of the options below:

•	Visit the website on the enclosed proxy card and enter your control number.
•	Call (800) 814-0439 Ext. 12 to speak with a representative.
•	Sign, date and return the enclosed proxy card in the postage-paid envelope provided.

If you vote now, you will ensure your shares are represented and we will not contact you further on this issue. Detailed information about the Special Meeting and the proposals can be found in the Proxy Statement/Prospectus.

If you have any questions about the proposal, contact your financial advisor, client service representative or AST Fund Solutions at (800) 814-0439 Ext. 12.

Thank you for your attention and cooperation.